Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Mike Welch
269-429-9761
Mike.Welch@xpocorporate.com
XPO appoints Interim Chief Financial Officer
SAINT JOSEPH, Mich. — April 20, 2010 — Express-1 Expedited Solutions, Inc. today named John D. Welch as Interim Chief Financial Officer. In this capacity, Mr. Welch will assume the responsibilities of the Chief Financial Officer, until a permanent replacement is named. Mr. Welch has been with Express-1, Inc. since 1996 as its CFO, and assumed the role of Corporate Controller in 2004 in conjunction with the purchase of Express-1, Inc. by its parent company, Express-1 Expedited Solutions, Inc. “John has contributed to the stability of our financial team for many years and we believe that naming him as the Interim CFO will give the Company some financial cohesion as we move through our transition in locating a new CFO”, stated Chief Executive Officer, Mike Welch.
Prior to joining Express-1, John Welch served as Vice President of Finance for United Memorial Hospital in Greenville, Michigan (1992-1996) and Controller for Michiana Community Hospital in Mishawaka, Indiana (1987-1992). He also worked as a certified public accountant for Crowe Chizek & Company (1983-1987). Mr. Welch graduated from Nazareth College in 1983 with a Bachelors of Accounting degree and obtained his CPA certificate in 1986.
About Express-1 Expedited Solutions, Inc.
Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business units, Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). These business units are focused on premium services that include same-day, time-sensitive transportation and domestic and international freight forwarding. Serving more than 2,000 customers, the Company’s premium transportation offerings are provided through one of five operations centers; Buchanan, Michigan; South Bend, Indiana; Downers Grove, Illinois; Rochester Hills, Michigan and Tampa, Florida. Express-1 Expedited Solutions, Inc. is publicly traded on the NYSE AMEX Equities Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com